Exhibit 10(1xvi)

AMERICAN GREETINGS CORPORATION 2007 OMNIBUS

INCENTIVE COMPENSATION PLAN

2009 PERFORMANCE SHARE GRANT AGREEMENT

Grantee:	[Name]

Maximum Grant:	[Number] Class [ ] Common Shares (the “Shares”)

Performance Period:	March 1, 2009 through February 29, 2012 (the “Performance Period”)

Grant Date:	[—], 2009

THIS AGREEMENT, dated as of the Grant Date stated above, is by and between American Greetings Corporation (the “Company” or “American Greetings”) and Grantee.

W I T N E S S E T H:

WHEREAS, the Company wishes to give Grantee an opportunity to acquire or enlarge his equity ownership in the Company for the purpose of augmenting Grantee’s proprietary interest in the success of American Greetings and thereby focusing Grantee’s efforts on increasing shareholder value.

A G R E E M E N T

NOW, THEREFORE, the Company and Grantee hereby agree as follows:

1.        Performance Share Grant. Subject to the terms and conditions of this Agreement, the Company hereby grants to Grantee the Maximum Grant of Shares (the “Performance Shares”) as specified above. The grant of Performance Shares shall represent the right to receive such number of Shares, if any, as determined in accordance with Section 2 upon the Company’s achievement of certain financial goals during the Performance Period and the satisfaction of certain vesting requirements set forth in Section 4(b), with payment of such Shares to be made in accordance with Section 4(a). The Performance Shares described in this Agreement are in all respects subject to the terms, conditions and provisions of this Agreement and the Company’s 2007 Omnibus Incentive Compensation Plan (the “Plan”).

2.	Award of Performance Shares.

(a)        The number of Performance Shares credited during the Performance Period will be based on the Company’s fiscal year financial performance measured by the Company’s consolidated corporate earnings before interest and taxes (“Fiscal Year EBIT”), as described in Sections 2(a)(i) and 2(a)(ii) herein. The Company’s Fiscal Year EBIT for any fiscal year will be adjusted under the same terms and conditions as “Corporate EBIT” is adjusted under the Company’s 2010 Key Management Incentive Plan. Subject to the certification of the Company’s Compensation and Management Development Committee (the “Committee”) and any subcommittee of outside directors, as required under Section 2(b), and provided that Grantee is actively employed by the Company or a subsidiary thereof as of both the first day and the last day of each such fiscal year with respect to which a calculation is made to determine if Grantee is credited with Performance Shares, Grantee will be credited with all or a portion of the Maximum Grant of Performance Shares as calculated in this

Section 2(a) if the Company achieves specified Fiscal Year EBIT targets during the Performance Period. Any Performance Shares credited in accordance with this Section 2 shall then be subject to the vesting requirements of Section 4(b).

(i)        Grantee will be entitled to be credited with up to one-half ( 1/2) of his Maximum Grant of Performance Shares during each of the fiscal years 2010 and 2011 as follows:

  (1)    If the Company’s Fiscal Year EBIT is less than the EBIT Target Minimum, Grantee will be credited with no Performance Shares for that fiscal year;

  (2)        If the Company’s Fiscal Year EBIT is equal to or greater than the EBIT Target Maximum, Grantee will be credited for that fiscal year with a number of Performance Shares equal to one-half ( 1/2) of the Maximum Grant;

  (3)        If the Company’s Fiscal Year EBIT is equal to or greater than the EBIT Target Minimum but less than the EBIT Target Maximum, Grantee will be credited for that fiscal year with a number of Performance Shares equal to the sum of (a) one-quarter ( 1/4) of the Maximum Grant and (b) the product of (i) (the Fiscal Year EBIT less the EBIT Target Minimum) divided by (the EBIT Target Maximum less the EBIT Target Minimum) and (ii) one-quarter ( 1/4) of the Maximum Grant, rounded up to the nearest whole share.

  By way of example and presuming for illustrative purposes only that the EBIT Target Minimum is $100 million; the EBIT Target Maximum is $200 million; Grantee’s Maximum Grant of Performance Shares is 2,000 Shares; and the Company’s Fiscal Year EBIT is $150 million, under this Section 2(a)(i)(3), Grantee will be credited for that fiscal year with 750 Performance Shares, calculated as follows:

  As an additional example, and presuming for illustrative purposes only that the Company’s Fiscal Year EBIT is $110 million and that the facts in the preceding example otherwise remain the same, under this Section 2(a)(i)(3), Grantee will be credited for that fiscal year with 550 Performance Shares, calculated as follows:

If Grantee is not credited with any portion of the one-half ( 1/2) of the Maximum Grant of Performance Shares that represents the maximum number of Performance Shares that Grantee is entitled to be credited with for either fiscal year 2010 or fiscal year 2011, Grantee shall be entitled to be credited with all or a portion of such remaining Performance Shares in fiscal year 2012, which is the final year of the Performance Period, in accordance with Section 2(a)(ii) below.

(ii)      Subject to Section 2(a)(iii), if any portion of the Maximum Grant of Performance Shares that Grantee is eligible to earn hereunder have not been credited to Grantee during fiscal years 2010 or 2011, with respect to and based upon fiscal 2012 performance, Grantee will be entitled to be credited with the greater of the Performance Shares not credited, if any, during fiscal years 2010 or 2011, not to exceed one-half ( 1/2) of Grantee’s Maximum Grant of Performance Shares, as follows:

(1)        If the Company’s 2012 Fiscal Year EBIT is less than the EBIT Target Minimum, Grantee will be credited with no Performance Shares for that fiscal year;

(2)        If the Company’s 2012 Fiscal Year EBIT is equal to or greater than the EBIT Target Maximum, Grantee will be credited for that fiscal year with a number of Performance Shares equal to one-half ( 1/2) of the Maximum Grant reduced by the lower of the number of Performance Shares, if any (which includes none), credited in either fiscal year 2010 or fiscal year 2011;

(3)        If the Company’s 2012 Fiscal Year EBIT is equal to or greater than the EBIT Target Minimum but less than the EBIT Target Maximum, Grantee will be credited for that fiscal year with a number of Performance Shares equal to the sum of (a) one-quarter ( 1/4) of the Maximum Grant and (b) the product of (i) (the 2012 Fiscal Year EBIT less the EBIT Target Minimum) divided by (the EBIT Target Maximum less the EBIT Target Minimum) and (ii) one-quarter ( 1/4) of the Maximum Grant, rounded up to the nearest whole share, all reduced by the lower of the number of Performance Shares, if any (which includes none), credited in either fiscal year 2010 or fiscal year 2011.

(iii)    Any portion of the Maximum Grant of Performance Shares not credited as of the end of the Performance Period shall be forfeited and Grantee shall have no right to receive such Performance Shares. Except as contemplated by Sections 1(b) and 7(g), in no event may Grantee be credited under this Agreement with more than the total Maximum Grant of Performance Shares specified on the first page of this Agreement.

(b)    If Grantee is credited with any of the Performance Shares as of the end of any fiscal year within the Performance Period as set forth in Section 2(a), and following any vesting in accordance with Section 4(b), subject to the deferral provisions set forth in Section 6, the Company will pay Grantee in accordance with Section 4(a) an award of Shares equal to the number of Performance Shares so credited; provided, however, that prior to the payment of Shares pursuant to this Agreement, the Committee and any subcommittee of “outside directors” as may be required pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Code”) must certify that the Company’s financial performance establishing entitlement to the payment of Shares have been achieved.

For purposes of this Agreement:

“EBIT Target Maximum” means the EBIT Target Maximum amount that is established in accordance with Section 162(m) of the Code by the Committee or any subcommittee of “outside directors” and is disclosed to Grantee in writing.

“EBIT Target Minimum” means the EBIT Target Minimum amount that is established in accordance with Section 162(m) of the Code by the Committee or any subcommittee of “outside directors” and is disclosed to Grantee in writing.

3.         Forfeiture of Uncredited Performance Shares.  Upon Grantee’s Separation from Service, as defined in Code Section 409A, any portion of the Maximum Grant of Performance Shares not deemed credited pursuant to Section 2(a) is forfeited.

4.         Vesting Or Forfeiture of Credited Performance Shares; Payment of Award.

   (a)         Within 90 days after any Performance Shares are deemed both credited by Grantee pursuant to Section 2 and vested pursuant to Section 4(b), but in no event longer than the maximum time period permitted under Code Section 409A to qualify as a short-term deferral, such Performance Shares shall be issued to Grantee in the form of Shares. At such time, Grantee shall enjoy full shareholder and ownership rights with respect to such Shares. Shares shall be delivered to Grantee either through book-entry transfer of beneficial ownership of the Shares or through delivery of a stock certificate representing all such Shares and registered in his or her name. The method of delivery shall be selected by the Company, in its sole discretion. In the case of Grantee’s death, payment of any Shares that Grantee has been credited with and that are vested on his date of death will be made to the beneficiary designated by Grantee in a writing filed with the Company or, if none, to Grantee’s estate.

   (b)         Any Performance Shares deemed to have been credited to Grantee pursuant to Section 2 shall vest over a two-year period as follows:

        (i)         50%, rounded down to the nearest whole Share, shall vest twelve (12) months after the end of the fiscal year in which the Performance Shares are credited; and

        (ii)         The remaining unvested Performance Shares shall vest twenty-four (24) months after the end of the fiscal year in which the Performance Shares are credited.

Notwithstanding the foregoing, if Grantee incurs a Separation from Service, as defined in Code Section 409A, (i) initiated by the Company, other than for Cause, or (ii) as the result of Grantee’s Retirement, death or Disability, any Performance Shares credited to Grantee pursuant to Section 2 but not yet vested pursuant to this Section 4(b) will vest on a pro-rated basis on the Grantee’s date of Separation from Service, based on the period of time from the end of the fiscal year in which the Performance Shares are credited to the date of Separation from Service as a percentage of the relevant vesting period for the Performance Shares under each of the subsections (i) and (ii) above. If Grantee incurs a Separation from Service for any other reason than those specified in the preceding sentence, including, without limitation, any Separation from Service initiated by Grantee other than Retirement, or any Separation from Service initiated by the Company for Cause, any Performance Shares credited to Grantee and not otherwise vested pursuant to this Section 4(b) on the Grantee’s date of Separation from Service are forfeited. In addition, if Grantee’s Separation from Service is initiated by the Company for Cause, or if and to the extent required by applicable law, then any Performance Shares credited to Grantee and vested pursuant to this Section 4(b), but not yet delivered to Grantee, shall also be forfeited and shall not be delivered.

For purposes of this Agreement:

“Cause” has such meaning as may be defined in any agreement between Grantee and the Company and, if none, will mean any one or more of the following: Grantee’s (i) fraud; (ii) misappropriation of funds; (iii) commission of a felony or of an act or series of acts which results in material injury to the business reputation of the Company; (iv) commission of a crime or act or series of acts involving moral turpitude; (v) commission of an act or series of repeated acts of dishonesty that are materially inimical to the best interests of the Company; (vi) willful and repeated failure to perform his or her duties, which failure has not been cured in all substantial respects within fifteen (15) days after the Company gives written notice thereof to Grantee; or (vii) breach of any material provision of any employment agreement between the Company and Grantee, which breach has not been cured in all substantial respects within ten (10) days after the Company gives written notice thereof to Grantee.

“Retirement” shall mean Grantee’s Separation from Service after completing ten (10) or more years of continuous service and attaining age sixty-five (65).

“Disability” shall mean that Grantee is “disabled” as such term is defined in Code Section 409A(a)(2).

5.         Ownership Rights.  Except as otherwise provided herein, Grantee will not have the rights of a shareholder of the Company with respect to any Shares issuable upon the crediting or vesting of any Performance Shares. Upon receipt of any portion of Shares issued pursuant to Performance Shares awarded under Section 2 and vested pursuant to Section 4, Grantee shall be entitled to exercise all ownership rights (including, without limitation, the right to vote and the right to receive dividends) with respect to such Shares, provided that voting and dividend rights with respect to the Shares will be exercisable only if the record date for determining shareholders entitled to vote and receive dividends, as the case may be, falls on or after the date as of which Shares are issued to Grantee pursuant to this Agreement.

6.         Deferral of Delivery of Shares. Notwithstanding any provision in this Agreement to the contrary, if any law or regulation of any governmental authority having jurisdiction in the matter requires the Company, the Board, the Committee or Grantee to take any action or refrain from action in connection with the award or delivery of Shares under this Agreement, or to delay such award or delivery, then the award or delivery of such Shares shall be deferred until such action has been taken or such restriction on action has been removed, subject to any applicable requirements under Code Section 409A. If Grantee is eligible to participate in the Company’s Executive Deferred Compensation Plan and the class of common shares that are the subject of the Maximum Grant are otherwise eligible for deferral thereunder, at Grantee’s election, Grantee may also defer receipt of any Performance Shares earned under the Agreement in accordance with the Plan, any such deferred shares to be credited with dividend equivalents, to be paid at the end of any applicable deferral period in shares of the class of common shares that are the subject of the Maximum Grant (excluding fractional amounts), with any such deferral election to be made at a time and in a manner that complies with all applicable requirements under Code Section 409A. In addition, if and to the extent required under Code Section 409A, delivery of shares hereunder to Grantee shall be made no earlier than six months after Grantee’s Separation from Service if Grantee is a “specified employee” on such date.

7.         General Provisions.  Grantee acknowledges that Grantee has read, understands and agrees with all of the provisions in this Agreement and the Plan, including, but not limited to, the following:

   (a)         Administration.  The interpretation and construction by the Board and/or the Committee of any provision of this Agreement, the Plan or any notification or document evidencing the grant of Performance Shares and that any determination by the Board or such Committee pursuant to any provision of this Agreement or the Plan or of any such agreement, notification or document shall be final and conclusive.

   (b)         Notices.  Any notice that is required or permitted under this Agreement shall be in writing (unless otherwise specified in the Agreement or in a writing from the Company to Grantee), and delivered personally or by mail, postage prepaid, addressed as follows: (i) if to the Company, at One American Road, Cleveland, Ohio 44144, Attention: Human Resources Department, or at such other address as the Company by notice to Grantee may have designated from time to time; (ii) if to Grantee, at the address indicated in Grantee’s then-current personnel records, or at such other address as Grantee by notice to the Company may have designated from time to time. Such notice shall be deemed given upon receipt.

   (c)         Taxation.  Grantee shall be responsible for all applicable income and withholding taxes and the employee share of FICA taxes with respect to any compensation income generated upon the vesting or issuance of any Performance Shares under this Agreement. No later than the date as of which an amount first becomes subject to applicable federal, state, or local income, wage or employment tax withholding (including employee share of FICA) with respect to the Performance Shares awarded hereunder, Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local income, wage or employment taxes of any kind required by law to be withheld with respect to that amount. Unless otherwise determined by the Committee, withholding obligations may be settled (i) with previously owned common shares or (ii) Shares that have been earned and that are issuable hereunder (in the minimum amount necessary to satisfy any applicable withholding requirements). The making of that payment or those arrangements is a condition to the obligations of the Company under the Plan, and the Company may, to the extent permitted by law, deduct any taxes from any payment of any kind otherwise payable to Grantee or the Company may retain such number of the Shares issuable upon the earning of Performance Shares covered by the grant evidenced by this Agreement as shall be equal in value to the amount of the remaining withholding obligation.

   (d)         Nontransferability.  This Agreement and the Performance Shares granted to Grantee shall be nontransferable and shall not be sold, hypothecated or otherwise assigned or conveyed by Grantee to any other person, except as specifically permitted in this Agreement. No assignment or transfer of this Agreement or the rights represented thereby, whether voluntary or involuntary, or by operation of law or otherwise, shall vest in the assignee or transferee any interest or right whatsoever, except as specifically permitted in this Agreement. The Agreement shall terminate, and be of no force or effect, immediately upon any attempt to assign or transfer the Agreement or any of the Performance Shares to which the Agreement applies.

   (e)         Not an Employment Contract.  This Agreement shall not be deemed to limit or restrict the right of the Company to terminate Grantee’s employment at any time, for any reason, with or without Cause, or to limit or restrict the right of Grantee to terminate his employment with the Company at any time.

   (f)         Adjustments.  On any change in the number or kind of outstanding common shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or common shares of the Company, the Company, by action of the Board or the Committee shall make such adjustment, if any, in the number and kind of Performance Shares subject to this agreement as it considers appropriate in order that the rights of Grantee hereunder are neither enlarged nor diminished.

   (g)        Unsecured Creditor Status.  This grant of Performance Shares constitutes a mere promise by the Company to pay Grantee the benefits described in this grant (to the extent credited and vested). Grantee shall have the status of a general unsecured creditor of the Company with respect to the benefits payable under this Agreement.

   (h)         Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, in the event that any adjustment to the Maximum Grant of Performance Shares or an award of Shares or the calculation of an award pursuant to this Agreement would otherwise result in the creation of a fractional share interest, the affected award shall be rounded up to the nearest whole share.

   (i)        Amendment or Termination.  This Agreement may be amended or terminated at any time by the mutual agreement and written consent of Grantee and the Company, but only to the extent permitted under the Plan. The provisions set forth in this Agreement are subject to the restrictions and other requirements of Code Section 409A and related regulations and rulings. Without limiting the generality of the preceding sentence, such provisions shall be modified and amended, as and where necessary, to bring such provisions into compliance with the requirements set forth in Code Section 409A and related regulations and rulings. This Agreement shall be interpreted (and if necessary, amended) to comply with Code Section 409A and to the extent any provision of this Agreement is inconsistent with Code Section 409A, said Code Section 409A shall control even if such action may reduce or diminish the value of Grantee’s award.

   (j)        Severability.  If any provision of this Agreement should be held illegal or invalid for any reason, such determination shall not affect the other provisions of this Agreement, and it shall be construed as if such provision had never been included herein.

   (k)        Headings/Gender.  Headings in this Agreement are for convenience only and shall not be construed to be part of this Agreement. Any reference to the masculine, feminine or neuter gender shall be a reference to other genders as appropriate.

   (l)        Governing Law.  This Agreement shall be construed, and its provisions enforced and administered, in accordance with the laws of the State of Ohio and, where applicable, federal law.

   (m)      Definitions.  Initial capitalized terms used in this Agreement that are not otherwise defined herein shall have the meaning set forth in the Plan.

   (n)      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Grantee has executed this Agreement, as of the Grant Date.

AMERICAN GREETINGS CORPORATION

By:
Brian McGrath, Senior Vice President,
Human Resources

GRANTEE

Name: